For Immediate Release	Exhibit 99.1
Contact:

Jerry Daly	Dennis Craven
Daly Gray Public Relations	Chief Financial Officer
jerry@dalygray.com	dcraven@cl-trust.com
(703) 435-6293	(561) 227-1386

Chatham Lodging Trust Announces Marketing of Joint Venture Hotel Portfolio

PALM BEACH, Fla., January 24, 2014-Chatham Lodging Trust (NYSE: CLDT), a hotel real estate investment trust (REIT) focused on investing in upscale extended-stay hotels and premium branded select-service hotels, today announced that the Chatham/Cerberus joint venture is offering for sale the 51-hotel, 6,847 room Innkeepers portfolio. Eastdil Secured is exclusive advisor for the offering.

The offering represents a rare opportunity to own a highly-diversified portfolio of newly renovated hotels that are supported by superior locations, leading brands, strong property performance, substantial recent capital investment and compelling, long-term value enhancement opportunities. The portfolio is being offered unencumbered by management contracts and has a $950 million interest-only loan in place with a floating interest rate of LIBOR + 4.8 percent that is assumable subject to certain conditions.

The portfolio benefits from $171 million in capital expenditures since 2007 or approximately $25,000 per room. Operating performance has been strong in 2013 with estimated RevPAR growth of 5.5 percent, a RevPAR penetration index of 129 and estimated EBITDA of approximately $101 million.

“Having owned or operated the portfolio for quite some time, we know these hotels very well, its results are very strong, and with industry experts projecting attractive growth in the future, we would expect the portfolio to continue to produce great results” said Jeffrey H. Fisher, Chatham’s chief executive officer. “The joint venture has already returned 92 percent of our original capital investment, so if a sale occurs, the potential value that may accrue to Chatham because of our promote interest could be meaningful.”

About Chatham Lodging Trust

Chatham Lodging Trust is a self-advised REIT that was organized to invest in upscale extended-stay hotels and premium-branded, select-service hotels. The company owns interests in 77 hotels totaling 10,686 rooms/suites, comprised of 25 hotels it wholly owns with an aggregate of 3,591 rooms/suites in 15 states and the District of Columbia and holds a minority investment in two joint ventures that own 52 hotels with an aggregate of 7,095 rooms/suites. Additional information about Chatham may be found at www.chathamlodgingtrust.com.

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 about Chatham Lodging Trust, including statements regarding future plans, strategies, performance, acquisitions, capital expenditures, future operating results and the timing and composition of revenues, among others, and statements containing words such as “expects,” “believes” or “will,” which indicate that those statements are forward-looking. Except for historical information, the matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results or performance to differ materially from those discussed in such statements. Additional risks are discussed in the company’s filings with the Securities and Exchange Commission.